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                                                                      EXHIBIT 99

FOR IMMEDIATE RELEASE


Contact: Christopher Wheeler of Fisher Companies Inc., 206-224-6784, or Mary Beth Jarvis of Koch Industries, Inc., 316-828-3756

                FISHER COMPANIES AND KOCH INDUSTRIES ANNOUNCE
                        RESTRUCTURING OF BLACKFOOT LLC

     SEATTLE, WASHINGTON--JUNE 2, 1999--Fisher Companies Inc. (FSCI) and Koch Agriculture Company have announced an agreement under which FSCI and its wholly-owned subsidiary, Fisher Mills Inc., will acquire Koch Agriculture's 50% interest in the jointly owned Blackfoot, Idaho flour milling facility.
Following the acquisition, Fisher Companies and Fisher Mills will own 100% of the Blackfoot facility, which will be maintained under the current limited liability structure and renamed Fisher Mills L.L.C.

     Fisher Mills and Koch Agriculture have each owned 50% interest in the LLC entity that has owned and operated the Blackfoot facility since July 1996. The facility, which began operation of a compact flour mill in April 1997, was expanded significantly during 1998 through construction of a conventional mill with a capacity of 12,500 cwt.

     The proposed acquisition will be consummated pursuant to the terms of a Membership Purchase Agreement among FSCI, Fisher Mills, and Koch Agriculture dated May 28, 1999. The purchase, which is expected to close on or about July 1, 1999, is subject to various conditions including the receipt of applicable regulatory approvals.

     R. Bryce Seidl, President and CEO of Fisher Mills characterized the acquisition of Koch's interest as a measure of Fisher's commitment to advancing the flour milling industry. "The Blackfoot Mill represents the best technologies available today in the milling industry. We believe this mill will set new standards for quality, consistency, and efficiency in North American milling. With its location in a major wheat growing area and with excellent transportation links to our Western markets, our ability to serve customers and their growing markets with quality managed from the field to the marketplace is now stronger than ever."

     "We're very excited to be turning our interest in this facility over to our partner Fisher Mills," said Dan Kilby, vice president, Koch Agriculture. "They're a great company with a proven history in flour milling and a long-term commitment to this business."

     "Koch's vision for agriculture is smaller now than it has been," Kilby continued. "A few months ago, we made a decision to more exclusively focus on our pizza crust joint venture, our ranches, and our animal feed capability-- which includes our subsidiaries Purina Mills, Inc. and Koch Nutrient Services. So, we began discussions with Fisher Mills about the milling facility and have now reached this agreement. I believe having this state-of-the-art facility in the hands of such a successful firm is a win-win for the business, our employees, and the community."

     Koch Agriculture Company is a subsidiary of Koch Industries, Inc. Koch Industries, through its subsidiaries, employs 16,000 people worldwide and is involved in virtually all phases of the oil and gas industry, as well as in agriculture, chemicals, plastics, energy services, chemical and environmental technology products, asphalt products, metals and mineral services, financial services, and ventures. For more information on Koch, refer to www.kochind.com or kochenvironment.com on the Internet.

     Founded in 1910, Fisher Companies Inc. operates subsidiaries in television and radio broadcasting, flour milling and food distribution for the bakery, mix, and food service industries, and proprietary real estate development.
Additional information on the company is available at www.fsci.com.